EXHIBIT 4.3.16B

                                  AMENDMENT #1
            TO THE QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF GENERAL
                               COMMUNICATION, INC.


                  WHEREAS, Section 11.6 of the Qualified Employee Stock Purchase Plan of General Communication, Inc. (the "Plan") provides the Company with the power and right to amend the Plan;

                  NOW THEREFORE, the Company hereby amends the Plan by the adoption of the following amendments:

                  1. The following hereby is added to the end of Section
                     2.1(ix):

                  For limitation years beginning on and after January1, 2001, for purposes of applying the limitations described in Section 4.8[b] of the Plan, compensation paid or made available during such limitation years shall include elective amounts that are not includable in the gross income of the employee by reason of Code Section 132(f)(4) (qualified transportation benefits). This amendment shall also apply to include elective deferrals for qualified transportation expenses in the definition of compensation for purposes of Section 2.1(ix) of the Plan for plan years beginning on and after January 1, 2001.

                  2. The following paragraph hereby is added to the end of
                     Section 8.7[a][5]:

                           With respect to distributions under the Plan made in
                  calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar beginning before the effective date of final regulations under Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

                  3. Any inconsistent provisions of the Plan shall be read
                     consistent with this amendment.


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                  4. Except as amended above, the Company hereby affirms and readopts each and every other provision of the Plan.

                  IN WITNESS WHEREOF, this Amendment is executed on the date first set forth above.

                                                  General Communication, Inc.


                                                  By: /s/
                                                      President

ATTEST:

By: /s/
    Secretary

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